Exhibit 5.2
[LETTERHEAD OF LEONARD STREET AND DEINARD]
June 5, 2009
NEO Corporation
211 Carnegie Center
Princeton, NJ 08540
     Re:  Registration Statement on Form S-3
Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special counsel to NEO Corporation, a Minnesota corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $700,000,000 in aggregate principal amount of 8.50% Senior Notes due 2019 (the Notes”). The Notes are to be issued by NRG Energy, Inc., a Delaware corporation (the “Issuer”), in connection with an offering made pursuant to a Registration Statement on Form S-3 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on February 13, 2009, as supplemented by a prospectus supplement filed on June 2, 2009, under the Securities Act of 1933, as amended (the “Securities Act”) . The obligations of the Issuer under the Notes will be guaranteed by the Guarantor (the “Guarantee”), jointly and severally with other guarantors. The Notes are to be issued pursuant to the Indenture (“Indenture”), dated as of February 2, 2006, between the Issuer and Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by the Twenty-Second Supplemental Indenture relating to the Notes, dated as of June 5, 2009 (the “Twenty-Second Supplemental Indenture”), among the Issuer, the guarantors set forth therein and the Trustee. The Guarantee is to be issued pursuant to the Indenture and the Twenty-Second Supplemental Indenture.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments: (i) the articles of incorporation and by-laws of the Guarantor, (ii) a unanimous written consent of the sole director of the Guarantor with respect to the issuance of the Guarantee and the execution of the Twenty-Second Supplemental Indenture, (iii) the Registration Statement, (iv) the Indenture and the Twenty-Second Supplemental Indenture and (v) the Notation of Guarantee dated June 5, 2009.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties

NEO Corporation
June 5, 2009

thereto other than the Guarantor and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor, public officials and others.
     Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Minnesota and the Minnesota case law decided thereunder and (v) the “Blue Sky” laws and regulations of Minnesota.
     Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
1.	The Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.
2.	The Indenture and the Twenty-Second Supplemental Indenture have been duly authorized, executed and delivered by the Guarantor. The Indenture and the Twenty-Second Supplemental Indenture are valid and binding obligations of the Guarantor and are enforceable against the Guarantor in accordance with their terms.
3.	When the Notes have been duly executed and authenticated in accordance with the Indenture and the Twenty-Second Supplemental Indenture, and duly delivered to the holders thereof, the Guarantee of the Notes will be a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms.
4.	The execution and delivery of the Indenture and the Twenty-Second Supplemental Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Guarantor or (ii) Applicable Laws. As used herein, “Applicable Laws” means those laws, rules and regulations of governmental authorities (other than those of counties, towns, municipalities and special political subdivisions) of the State of Minnesota which we, in the exercise of customary professional diligence, would reasonable recognize as being applicable to the Guarantor and the transactions contemplated by the Indenture and the Twenty-Second Supplemental Indenture.

NEO Corporation
June 5, 2009

5.	No consent, waiver, approval, authorization or order of any State of Minnesota court or governmental authority of the State of Minnesota or any political subdivision thereof is required pursuant to any Applicable Laws for the issuance by the Guarantor of the Guarantee.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Minnesota be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing by the Issuer of a Current Report on Form 8-K (the “Form 8-K”) which will be incorporated by reference into the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
     We hereby consent to the filing of this opinion with the commission as Exhibit 5.2 to the Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,
/S/ LEONARD, STREET AND DEINARD
   PROFESSIONAL ASSOCIATION
LEONARD, STREET AND DEINARD
   PROFESSIONAL ASSOCIATION